UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 28, 2015 (September 24, 2015)

Mallinckrodt public limited company

(Exact name of registrant as specified in its charter)

Ireland	001-35803	98-1088325
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Perth House, Millennium Way

Chesterfield, Derbyshire, United Kingdom S41 8ND

(Address of principal executive offices)

+44 424 626 3051

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Indenture

On September 24, 2015, in connection with the Therakos Acquisition (as defined below), Mallinckrodt International Finance S.A. (“MIFSA”) and Mallinckrodt CB LLC (together with MIFSA, the “Issuers”), each of which is a wholly owned subsidiary of Mallinckrodt plc (“Mallinckrodt plc” or “Mallinckrodt”), completed their previously announced private placement of $750 million aggregate principal amount of 5.625% senior unsecured notes due October 2023 (the “Notes”). The Notes were issued pursuant to an indenture dated as of September 24, 2015 (the “Indenture”) among the Issuers, the Note Guarantors (as defined below) and Deutsche Bank Trust Company Americas, as trustee. The Notes were offered in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulations S under the Securities Act.

Interest on the Notes is payable semi-annually in cash on April 15 and October 15 of each year, commencing on April 15, 2016.

The Notes are jointly and severally guaranteed, subject to certain exceptions, on an unsecured, unsubordinated basis by Mallinckrodt plc and each of its subsidiaries (other than the Issuers) (the “Note Guarantors”) that guarantees the obligations under the Issuers’ existing senior secured credit facilities, which from and after the consummation of the Therakos Acquisition, include the Target and Therakos (each as defined below).

The Issuers may redeem some or all of the Notes prior to October 15, 2018 by paying a “make-whole” premium. The Issuers may redeem some or all of the Notes on or after October 15, 2018 at specified redemption prices. In addition, prior to October 15, 2018, the Issuers may redeem up to 40% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings. The Issuers may also redeem all, but not less than all, of the Notes at any time at a price of 100% of their principal amount, plus accrued and unpaid interest, if any, in the event the Issuers become obligated to pay additional amounts as a result of changes affecting certain withholding tax laws applicable to payments on the Notes.

The Issuers are obligated to offer to repurchase the Notes (a) at a price of 101% of their principal amount plus accrued and unpaid interest, if any, as a result of certain change of control events and (b) at a price of 100% of their principal amount plus accrued and unpaid interest, if any, in the event of certain net asset sales. These obligations are subject to certain qualifications and exceptions.

The Indenture contains certain customary covenants and events of default (subject in certain cases to customary grace and cure periods). The occurrence of an event of default under the Indenture could result in the acceleration of the Notes and could cause a cross-default that could result in the acceleration of other indebtedness of Mallinckrodt plc and its subsidiaries.

The foregoing summary is qualified in its entirety by reference to the Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

On September 28, 2015, Mallinckrodt plc issued a press release announcing the completion of the Therakos Acquisition. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated in this Item 7.01 by reference.

The information furnished pursuant to Item 7.01 of this Current Report on Form 8-K (including the exhibits) is being furnished and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be incorporated by reference into any filings by Mallinckrodt under the Securities Act or under the Exchange Act, except as expressly set forth by specific reference in such a filing. The furnishing of information pursuant to this Item 7.01 will not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely by Regulation FD.

Item 8.01. Other Events.

On September 25, 2015, Mallinckrodt Enterprises LLC, an indirect wholly owned subsidiary of Mallinckrodt plc (“Purchaser”), completed its previously announced acquisition (the “Therakos Acquisition”) of TGG Medical Solutions, Inc. (“Target”) pursuant to that certain Stock Purchase Agreement, dated as of August 9, 2015 (the “Purchase Agreement”) by and among TGG Medical Holdings, LLC, Target (which is the sole stockholder of Therakos, Inc. (“Therakos”), Mallinckrodt plc and Purchaser. The consideration for the Therakos Acquisition was approximately $1.325 billion. As a result of the Therakos Acquisition, Target and Therakos are now indirect wholly owned subsidiaries of Mallinckrodt plc.

The foregoing description of the Therakos Acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is included as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits. See Exhibit Index.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 28, 2015

MALLINCKRODT PUBLIC LIMITED COMPANY

By:	/s/ Kenneth L. Wagner
Name: Kenneth L. Wagner
Title: Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated August 9, 2015, by and among TGG Medical Holdings, LLC, TGG Medical Solutions, Inc., Mallinckrodt Enterprises LLC and Mallinckrodt plc (filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Mallinckrodt plc on August 10, 2015 and incorporated herein by reference).

4.1	Indenture, dated as of September 24, 2015, among Mallinckrodt International Finance S.A., Mallinckrodt CB LLC, the Note Guarantors party thereto from time to time and Deutsche Bank Trust Company Americas, as trustee.

99.1	Press Release, dated September 28, 2015.